WebEx Announces Changes to Management Team

On-Demand Industry Veterans Strengthen Web
Collaboration Leader’s Executive Team

SANTA CLARA, Calif., February 23, 2006—WebEx Communications, Inc, (NASDAQ: WEBX), the leading provider of on-demand collaborative business applications, today announced the appointment of Gary Griffiths as vice president of products, the promotion of David Berman to vice president of worldwide sales and service, and the promotion of Rick Faulk to chief marketing officer. WebEx also announced that its president, Bill Heil, is planning to leave the company.

As vice president of products, Gary Griffiths will oversee all product strategy and development at WebEx. Griffiths was the CEO of on-demand application company Everdream for the past six years, the company that developed the technology used in the WebEx System Management Service. He was also the CEO and co-founder of SegaSoft Networks and held senior management positions with IBM for over 16 years.

As vice president of worldwide sale and service, Dave Berman will oversee the company’s global sales organization. Formerly vice president of corporate sales at WebEx, Berman is responsible for the creation and leadership of the company’s very successful web-touch sales organization.

Rick Faulk is currently the president of WebEx Small Business and has taken on the additional role of chief marketing officer, with responsibility for all marketing efforts worldwide. Faulk joined WebEx upon the recent acquisition of Intranets.com, where he was the president and CEO. Previously, Faulk was vice president of corporate marketing at PictureTel and collaboration software company Lotus Development Corp.

Separately, Bill Heil, president of WebEx, has announced his intention to leave the company. Heil plans to join the company’s Business Advisory Board and will continue at WebEx in the coming months to assist in the transition of his responsibilities.

“We are excited about the on-demand experience that Gary and Rick bring to our management team. Their expertise in products and marketing complements the proven leadership of Dave in sales and our CIO Shawn Farshchi in reliably delivering services over the MediaTone network,” said Subrah Iyar, WebEx CEO. “We want to thank Bill for his significant contributions in improving operational efficiency at WebEx and look forward to his continued assistance as an advisor to the company.”

About WebEx Communications, Inc.
WebEx Communications, Inc. is the global leader of on-demand applications for collaborative business on the web. WebEx applications are used across the enterprise in sales, support, training, marketing, engineering and product design. WebEx delivers its range of applications over the WebEx MediaTone Network, a global network specifically designed for secure delivery of on-demand applications. WebEx Communications is based in Santa Clara, California and has regional headquarters in Europe, Asia and Australia. Please call toll free 877-509-3239 or visit www.webex.com for more information.

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